Exhibit 10.77

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the 24th day of April 2004, by and between CORRECTIONAL SERVICES CORPORATION (hereinafter referred to as “Employer”) and ROBERT MATTHEWS (hereinafter referred to as “Employee”).

1. EMPLOYMENT:

Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2. TERM:

This Agreement shall remain in full force and effect for a term of two (2) years from April 24, 2004 to April 23, 2006.

3. DUTIES:

                             Employer hereby employs Employee as Senior Vice President, his powers and duties in that capacity to be such as may be determined by the Employer. During the period of this Agreement, Employee shall also provide assistance to the Employer in other correctional related matters as may be determined by the Employer.

4. COMPENSATION:

Employer agrees to pay Employee during the term of this Agreement:

A.	$182,000 per year salary;

B.	a housing and automobile allowance of $1,500 per month;

C.	• a bonus of $25,000 for each new project you bring to the Company that has a bed capacity of up to 45 beds;

•	a bonus of $50,000 for each new project you bring to the Company that has a bed capacity of 46 to 75 beds;

•	a bonus of $75,000 for each new project you bring to the Company that has a bed capacity of 75 to 999 beds;

•	a bonus of $100,000 for each new project you bring to the Company that has a bed capacity of 1,000 beds or greater;

Note: 50% of each bonus will be paid when a project comes on line and reaches 50% occupancy. The remaining 50% of the bonus will be paid after the first month in which the project occupancy averages 90%.

D.	with regard to the Northwest Detention Center in Tacoma (the “Facility”), which is not part of the above bonus structure, a bonus of $37,500 will be granted to Employee when Facility occupancy reaches 65%. An additional bonus of $37,500 will be paid after the first month in which the Facility occupancy averages 90%;

E.	CSC executive level insurance; and

F.	additional compensation and other fringe benefits as are deemed appropriate by the Employer.

5. VACATION:

Employee shall be entitled to a vacation of three (3) weeks during each yearly period.

6. TERMINATION OF EMPLOYEE FOR CAUSE:

Employee’s employment shall only be terminated for good cause. Good cause is defined as the happening of any of the following events:

A. Criminal Conviction.

In the event Employee shall be convicted of a felony.

B. Dereliction of Duty.

If Employee either intentionally ignores his duties or is grossly negligent in their performance.

C. Material Breach of Contract.

In the event Employee materially breaches the contract.

D. Total Incapacity.

If Employee is unable to work for a period of ninety (90) days within a three hundred sixty (360) day period.

7. TERMINATION NOTICE:

If Employee is to be terminated for any reason under paragraph 6.B. or 6.C., Employee shall be given ten (10) days written notice by Employer of intent to terminate setting forth the specific grounds and reasons for termination and giving to Employee a fifteen (15) day opportunity to cure. Such notice shall specify with reasonable particularity the nature and extent of the intentional or negligent conduct, or material breach or default complained of.

8. SEVERANCE PAY:

If Employee’s employment is terminated by Employer within Employee’s term of employment for any reason other than those set forth in Section 6, Employer must pay Employee, in addition to whatever damages or remedies Employee may be entitled to, at law or in equity, the remainder of monies due as set forth in Section 4.A., plus six (6) months pay, to be paid in six (6) equal monthly payments.

9. NON-COMPETITION COVENANT:

A. During the period of your employment with CSC, and for a period of one (1) year thereafter, you will not, directly or indirectly, on your own behalf or as an employee, partner, officer, director, trustee, agent, consultant or member of any person, firm or corporation, or otherwise, render any service to, or engage in any business or activity with any private correctional firm as it relates to business opportunities within the United States and the Commonwealth of Puerto Rico without prior written approval. During the period of your employment and until two years after the termination of your employment, you will not, directly or indirectly, on your own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, employ, seek to employ or otherwise obtain or seek the services of any employee of CSC or any of its affiliates.

B. During and following the period of your employment with CSC, you will not use for your own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge or data of secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of CSC or its affiliates and which was acquired by you at any time prior to or during the term of your employment with CSC, except with the specific prior written consent of CSC.

C. If any covenant or agreement contained in this paragraph 9 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified.

10. NON-VIOLATION COVENANT:

You hereby represent and warrant to CSC that (i) the execution, delivery and full performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject; (ii) you are not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by CSC, this Agreement will be your valid and binding obligation, enforceable in accordance with its terms.

11. NO AMENDMENTS:

This Agreement may be amended only by an instrument in writing executed by duly authorized representative of both parties.

12. CHOICE OF LAW:

This Agreement shall be governed by the laws of the State of Florida. Any action must be brought in a court of competent jurisdiction for Sarasota County, Florida.

CORRECTIONAL SERVICES CORPORATION		ROBERT MATTHEWS
Employer		Employee

By: /s/ James F. Slattery		By: /s/ Robert Matthews

Title:	PRESIDENT	Title:	Senior V.P. Adult Div.

Date:	4/5/04	Date:	4-9-04